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                                                                      EXHIBIT 14

                               FIRST BANK & TRUST
                       BUSINESS ETHICS AND CODE OF CONDUCT

The successful business operation and reputation of First Bank & Trust is built upon the principles of fair dealing and ethical conduct of our employees. Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity.

The continued success of First Bank & Trust is dependent upon our customers' trust, and we are dedicated to preserving that trust. Employees owe a duty to First Bank & Trust and to its customers to act in a way that will merit the continued trust and confidence of the public. First Bank & Trust recognizes the need for highly confidential information from customers in order to conduct banking transactions. First Bank & Trust will do everything within our control to use this information only for the business purpose intended.

First Bank & Trust will comply with all applicable laws and regulations and expects its directors, officers, and employees to conduct business in accordance with the letter, spirit, and intent of all relevant laws and to refrain from any illegal, dishonest, or unethical conduct.

EMPLOYEE DISHONESTY

Financial institutions have a unique relationship of trust to uphold, and employees are subject to rigid standards of honesty and integrity in the conduct of their professional and personal banking business. Employees who violate this relationship of trust through dishonesty or policy violation will be subject to immediate dismissal. For purposes of the employment policies, the definition of dishonesty includes, but is not limited to, theft, fraud, expense account abuse or floating of funds. We are required by law to report any known or suspected employee dishonesty or floating of funds to the appropriate Federal Regulator for appropriate action and, where indicated, we will immediately report the suspected crime to the FBI, the U.S. Attorney, local law enforcement officials and our bonding insurance company.

INTERNAL CONTROLS

All employees must adhere to internal control procedures. Violation of internal control procedures may result in disciplinary action, including termination.

EMPLOYEE ACCOUNTS

Employees must handle their personal bank accounts with First Bank & Trust (including checking, savings, loans, credit cards and debit cards), corporate credit cards, and expense accounts with strict adherence to the rules and policies of the Bank.

Employee accounts will be monitored for overdrafts, overextensions and and/or unusual activity. Employees may not process their own transactions.

All Bank policies and procedures apply to employee bank accounts. If an employee incurs an overdraft,

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the employee will be notified like all other customers, charged an overdraft fee, and asked to make the necessary deposit to bring the account to a positive balance. Employees may apply for overdraft protection, and will be approved or denied, based on the same credit criteria as other customers.

SOFTWARE LICENSE AGREEMENTS

It is the duty of each employee to adhere to all software license agreements when using personal computer software.

EMPLOYEE COMMUNICATION SYSTEMS

The Electronic Mail, Voice Mail, Internet Access, Personal Computers and Phone Systems are the property of the Bank. The Bank provides these systems at its expense and therefore intends the systems to be used primarily for Bank business. If Bank systems are used to send personal messages, the employee waives any claim of privacy.

CONFIDENTIAL INFORMATION

Bank employees have access to confidential information, including customer data. Employees are to use this information only for the business purpose intended. Confidential information cannot be used for personal reasons. Confidential information must not be shared with anyone outside of the Bank, including family or friends, or with other Bank personnel who do not need the information to carry out their duties. If employment with the Bank is terminated, employees remain under an obligation to keep all such information confidential.

It is a criminal offense to solicit or accept anything of value in return for the business, service, or confidential information of the Bank.

INFORMATION SECURITY

Information and information systems are critical and important to the Bank. Information security is everyone's responsibility. All customer and confidential Bank information must be properly discarded for shredding by the Bank.

CONFIDENTIALITY AND DISCLOSURE OF INFORMATION

Confidences must never be used by any employee for personal gain or benefit, or revealed to friends, or other person or outsiders. No employee shall attempt to access information unauthorized to him or her by circumventing any electronic or non-electronic access controls.

CREDIT FILE INFORMATION

Credit file information including employee payroll data will not be accessible to anyone other than new accounts officer for accounts they open, credit clerks, the lending officer with direct responsibility in a

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specific situation, executive officers, Director Loan Committee Members and appropriate auditing and examining personnel. Credit files and confidential credit-related information will not be available to the Trust Department for purposes of investment-related decision making.

MANAGEMENT SUPPORT

Questions concerning disclosure, modification or destruction of confidential, restricted or critical information should be discussed with the appropriate Bank Officer.

STATEMENT OF PRINCIPLES ON MONEY LAUNDERING

In order to avoid implications in criminal activities involving the transfer or deposit of illegally obtained monies, commonly referred to as money laundering, Bank employees will adhere to the following principles:

      - Reasonable efforts will be made to determine the true identity of all customers requesting Bank services. No significant business transactions (as defined by current regulation) will be conducted with customers who fail to provide evidence of their identity.

      - We will adhere to high ethical standards and compliance with laws and regulations. In no event will services be provided where there is reason to assume that these transactions are associated with money laundering activities.

      - We will cooperate fully with law enforcement authorities to the extent permitted by specific regulations relating to customer confidentiality. Under no circumstances will the Bank provide support or assistance to customers seeking to deceive law enforcement agencies. Whenever we become aware of facts which lead to the reasonable presumption that money held on deposit is derived from criminal activities, or that transactions entered into are criminal in purpose, appropriate supervisory personnel should be advised so the proper action can be taken to report the activity to regulatory authorities and to sever the relationship with the customer.

VIOLATIONS

Upon encountering or otherwise learning of a violation or suspected violation of federal, state or local law or regulation relating to the operation or conduct of business of the Bank or a violation or suspected violation of this Code of Conduct or Bank policies, it becomes an employee's responsibility to promptly report any such matter to the Bank President/CEO.

All employees are expected to review the Code of Conduct annually. On an ongoing basis, all employees are required to report to their supervisor any conflict they may have with the provision of the Code of Conduct.

OUTSIDE DIRECTORSHIPS

Serving as a Director, Officer or Partner in a non-affiliated bank, a customer's business, or any other business firm is generally prohibited for Bank employees. It is the Bank's policy that employees may not serve as Board members, Officers, or Partners of profit-making firms. However, there are situations where such service may be appropriate. The Bank President/CEO must approve acceptance of a

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directorship, officership, or partnership in a profit-making business, regardless of the reason.

This policy statement is not in any way intended to discourage employees from considering directorships, officerships or other forms of participation in charitable, educational, community or religious activities in which business people have historically considered it their civic obligation to participate. All employees are encouraged to take part in such worthy endeavors in the community.

ACCEPTANCE OF GIFTS

Employees are not to solicit or accept anything of value from any customer, prospective customer or supplier of products and services in connection with any transaction of business. It is permissible for employees to accept an occasional meal or unsolicited gift of minimal value ($50 or less) only when gifts are clearly unrelated to Bank transactions and cannot be construed as being given to influence the employee. The acceptance or giving of gifts having more than a minimal value ($50) may be misinterpreted as an attempt at bribery, and subject the giver and recipient to a felony charge.

Meals, which are extravagant in relation to the business to be discussed, or the position of the employee should be avoided. Frequent invitations from customers for meals should be declined or handled by firm insistence that the employee pay for alternate meals.

Employees are not to receive preferential prices or special discounts on personal purchases from a customer, unless such discounts are offered to the general public, are clearly unrelated to banking transactions, and cannot be construed as being given to influence the employee.

Any questions regarding the appropriateness of a gift or gratuity should be directed to the Bank President/CEO. Employees are encouraged to communicate the limitations of this policy tactfully, but openly, to the donors of gifts.

POLITICAL ACTIVITIES

The Bank encourages all employees to participate in the political process. The Bank President/CEO shall be notified before an employee accepts a political campaign position such as Chairperson or Treasurer. The Bank President/CEO must be consulted by employees who are considering running for elective office to determine the possible impact on the Bank or on the employee's career. The use of Bank funds, supplies, equipment, or labor must be avoided in any situation involving participation in a political campaign. Such use is illegal. No employee will be reimbursed for political contributions or the cost of attendance at any political function.

BORROWING

Borrowing from individual, commercial or trust customers of the Bank must be avoided unless such customers regularly extend credit in the normal course of business. This is not only because of the potential influence over an Officer's or employee's judgment and decision, but because the grant or denial of such a request imposes a wrongful burden on the customer. For the employee's own protection, any exception must always be reviewed with Bank President/CEO in advance.

Borrowing from other financial institutions, and lending to Officers and staff of such organizations, must be free of any reciprocity regarding terms or interest rates received or given.

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OUTSIDE EMPLOYMENT

In order to avoid any potential or perceived conflict of interest, the Bank discourages outside employment, including the ownership of an outside business. If an employee is considering outside work, they must first obtain written approval through their Supervisor and the Bank President/CEO. Outside employment will not be approved where it is determined to be at variance with the Bank's best interest or contrary to any legal restrictions. Permission for Officers to pursue outside employment will be granted only under the most unusual circumstances.

TRUST DEPARTMENT RELATIONSHIPS

It is intended that Officers and employees of the Trust Department shall not use information gained through their employment, nor act in the management of their outside personal account, in any way which would result in a loss or disadvantage to a trust account.

No Officer or employee shall purchase assets from or sell assets to a Trust account.

In no case shall a Trust employee simultaneously purchase or sell stock for an employee's outside account or the outside account of any member of the employee's family, or any relative or friend at the time it is being purchased or sold for a trust account.

A member of the Trust Investment Committee should not buy or sell the security of any Bank at a time when he or she has knowledge that the Trust is actively buying or selling that Bank's securities. The same restriction applies to any Bank employee who has knowledge that the Trust department is actively buying or selling an unlisted Bank's securities.

All Bank Officers must be aware of their professional relationships with accounts with which they are involved or are administering or working with in developing wills and trusts. The integrity of the Officers would be seriously questioned should they be named as a beneficiary in any account, with which they have or may have had responsibility. No Officer or employee will accept a bequest from a Trust customer unless that person was a spouse, child, sibling, parent, grandparent, aunt or uncle, whether by blood or marriage, of the employee.

SENIOR MANAGEMENT ASSISTANCE

The President/CEO and the Presidents of each branch are available to assist employees in the application of this Code of Conduct. It is intended that this assistance be used to avoid situations that could cause embarrassment and have legal implications for the individual employee or the Bank.

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